Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2007 relating to the financial statements of Targa North Texas LP, our report dated March 30, 2007 relating to the financial statement of Targa Resources Partners LP, our report dated March 30, 2007 relating to the financial statement of Targa Resources GP LLC, and our report dated November 13, 2006 relating to the financial statements of the North Texas System, which appear in Targa Resources Partners LP’s Form 10-K for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 11, 2008